TARGETED GENETICS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Conference Call Today at 10:30 a.m. ET

SEATTLE, Wash., August 6, 2008 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the second quarter ended June 30, 2008. The Company will hold a conference call with analysts and investors to discuss its financial and business results at 10:30 a.m. ET today.

For the quarter ended June 30, 2008, the Company reported a net loss of $3.8 million, or $0.19 per common share, compared to net loss of $4.2 million, or $0.31 per common share, for the second quarter of 2007.

Revenue for the second quarter of 2008 was $2.2 million, compared to $3.0 million for the same quarter in 2007. The decrease in revenue for the second quarter of 2008 primarily reflects a decrease in research and development and manufacturing activities under the NIAID-funded HIV/AIDS vaccine program and partially offset by higher research and development activities under the Company’s collaboration with Celladon. Revenue for the six months ended June 30, 2008 was $4.7 million, even with revenue for the same period in 2007 as increases in 2008 Celladon product development efforts were offset by lower 2008 HIV/AIDS vaccine program activities.

Based on completion of planned development activities for funded projects and licensed technology, the Company expects revenue from collaborative partners of approximately $8.0 million to $9.0 million for the year ending December 31, 2008, compared to $10.3 million in 2007. The revenue plan for 2008 includes the expectation that Targeted Genetics, and its partners, achieve their respective 2008 product development work plans.

Research and development expenses for the second quarter of 2008 decreased to $4.2 million, compared to $5.3 million in the same quarter of 2007. Research and development expenses decreased to $8.1 million for the six months ended June 30, 2008 compared to $9.0 million for the same period in 2007. The decreases in both periods reflect lower clinical trial costs as the Company’s Phase 1/2 inflammatory arthritis clinical trial reaches completion. The R&D expense decreases in both periods were partially offset by increased activity related to the partnered heart failure product candidate.

General and administrative expenses for the three months ended June 20, 2008 were $1.8 million, compared to $1.6 million for the same period in 2007. General and administrative expense increased to $3.6 million for the six months ended June 30, 2008, compared to $3.1 million for the same period in 2007. The increases in both periods reflect higher intellectual property charges related to patent costs and higher legal fees as compared to the first half of 2007.

The Company's cash balance was $12.7 million at June 30, 2008, compared to $16.4 million at December 31, 2007. The Company’s guidance for its estimated burn rate for 2008 remains at a range of $12 to $14 million, and, based on its current cash balances, the Company expects its cash horizon to extend into the first quarter of 2009.

"This was a quarter of solid product development progress for the Company and its collaborative partners,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We were excited to be recommended for government funding for a project targeting Amyotrophic Lateral Sclerosis, or ALS, more widely known as Lou Gehrig’s disease, a devastating disease with significant unmet need, potentially adding up to $2.4 million to fund the project’s preclinical development costs. Also, research from two of our partnered programs was presented and published this quarter. Dr. Robin Ali's team at University College of London reported promising results in an early stage AAV-based clinical trial in Leber’s Congenital Amaurosis (LCA), an inherited eye disease that impairs vision and eventually causes blindness and was published in the New England Journal of Medicine. Dr. Beverly Davidson, at University of Iowa, was recognized in PNAS for advances in delivery of small interfering RNA to the brain, and represents a significant advance in addressing this treatment method in Huntington's disease."

In April, the Company reported data showing proof of principle and early clinical benefit from its Phase 1/2 clinical study in LCA. The study treated three young adults between the ages of 17 and 23 years of age with early-onset severe retinal dystrophy utilizing an Adeno-Associated Virus (AAV) vector containing the RPE 65 coding sequence, resulting in consistent improvement in visual function as measured by visual field tests and improvement in subjective tests of visual mobility. There were no adverse events. Targeted Genetics, a leader in the development and manufacture of AAV-based product candidates, manufactures the vector that is being used in this trial.

“Additional studies are underway in order to assess this approach fully, but these initial results suggest that AAV-based delivery of genes in the eye can be accomplished safely and with promise,” added Parker.

The Company also announced during the quarter, the publication of preclinical data characterizing the novel use of Adeno-Associated Viral (AAV) vectors to deliver small interfering RNA (siRNA) for the treatment of Huntington’s disease in the Proceedings of the National Academy of Sciences (PNAS). The goal of this research is to assess the use of interfering RNA to silence the mutant huntingtin gene and thus, reduce the level of the defective protein.

The paper reported on findings that AAV-RNAi vectors efficiently abrogate disease in mouse models of Huntington’s disease and that they support a new approach to RNAi delivery that has the potential to effectively overcome delivery limitations of RNAi related to off target effects and resulting non-specific toxicity. “These new AAV-RNAi vectors, embedded in synthetic micro-RNA structures, retain the efficiency of delivery and biologic efficacy, while having a greatly enhanced safety profile,” said Barrie J. Carter, Ph.D., Executive Vice President and Chief Scientific Officer of the Company.

“We believe this new design concept is of great importance to the entire RNA therapeutic field and that the use of AAV vectors for the delivery of expressed RNAi has proven advantages over alternative RNAi delivery approaches due to AAV’s long-term expression capabilities, stability and safety profile,” said Parker. “These results in Huntington’s and in LCA continue to support our beliefs that AAV delivery holds great promise in the creation of a broad new class of innovative medicines and that Targeted Genetics is well positioned to participate in this opportunity.”

"We continue to work diligently with our product development partners to move our programs forward and are keenly focused on initiatives to extend our cash horizon. We anticipate reporting data from our Phase 1/2 trial of tgAAC94 for the treatment of inflammatory arthritis at the American College of Rheumatology conference in October and Phase 1 data from our partnered heart failure program at the American Heart Association Scientific Sessions 2008 conference in November."

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results, its product development portfolio and other business developments today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the "Events" section found on the homepage of the Company's website at www.targetedgenetics.com or via telephone at 800.240.4186 (domestic) or 303.275.2170 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com ; telephone replay will be available following Wednesday's call at approximately 9:30 a.m. PT through 11:59 p.m. PT, Saturday, September 6, 2008, by calling 800.405.2236 (domestic) or 303.590.3000 (international); pass code 11117734#.

About Targeted Genetics Corporation
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, Leber's congenital amaurosis, heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations and its business strategy and product development, including statements regarding the timing, nature and results of the Company's research and development programs, and the potential impact of the results of such programs on the Company’s operations, the Company’s revenue plan, the extent of the Company’s cash horizon, the Company's ability to raise capital when needed, the Company’s ability to obtain grant funding for the ALS research program and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those expected or implied by the forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not be able to raise capital when expected or at all, the risk that the Company’s research and development programs are not successful or are delayed or terminated, the risk that payments anticipated by the Company under product development collaborations and contracts are not earned or received when expected or at all, the risk that the Company will not obtain grant funding for the ALS research program in the amount expected or at all or that, even if obtained, such funding is delayed, and the risk that the Company will not be able to maintain its listing on the NASDAQ Capital Market as well as other risk factors described in "Item 1A. Risk Factors" in the Company's most recent quarterly report on Form 10-Q for the period ended June 30, 2008 to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

# # #
Investor and Media Contact:
Stacie D. Byars, WeissComm Partners
on behalf of
Targeted Genetics Corporation
Phone: 206.660.2588
sdbyars@wcpglobal.com
SOURCE: Targeted Genetics

TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	June 30,		June 30,
Statement of Operations Information:	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$2,237	$3,008	$4,736	$4,669
Total revenue	2,237	3,008	4,736	4,669

Operating expenses:
Research & development	4,156	5,270	8,102	8,966
General & administrative	1,752	1,575	3,641	3,127
Restructure charges	199	442	401	626
Total expenses	6,107	7,287	12,144	12,719
Loss from operations	(3,870)	(4,279)	(7,408)	(8,050)

Investment income	73	93	198	28
Interest expense	-	(1)	-	(1)
Net loss	$(3,797)	$(4,187)	$(7,210)	$(8,023)

Net loss per common share	$(0.19)	$(0.31)	$(0.36)	$(0.61)

Shares used in computation of net loss per common share	19,902	13,408	19,858	13,138

TARGETED GENETICS CORPORATION
(in thousands)

	June 30,	December 31,
Balance Sheet Information:	2008	2007
	(unaudited)

Cash and cash equivalents	$12,701	$16,442
Other current assets	582	2,854
Property and equipment, net	1,304	1,052
Other assets	8,126	8,126
Total assets	$22,713	$28,474

Current liabilities	$5,983	$4,657
Long-term obligations and other liabilities	7,265	7,577
Shareholders' equity	9,465	16,240
Total liabilities and shareholders' equity	$22,713	$28,474